Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No.1 to the registration statement on Form S-8 (File No. 333-282163) of Lithium Argentina AG (formerly Lithium Americas (Argentina) Corp.) (the "Company") of our report dated March 20, 2024 relating to the financial statements and effectiveness of internal control over financial reporting of the Company, which appears in Exhibit 99.2 incorporated by reference in the Company's Annual Report on Form 40-F for the year ended December 31, 2023.

We also consent to the references to us under the heading "Interests of Experts" in the Annual Information Form, which appears in Exhibit 99.1 incorporated by reference in the Company's Annual Report on Form 40-F which is incorporated by reference in this Post-Effective Amendment No.1 to the registration statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

January 24, 2025